SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

      THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT ("Amendment") dated as of May 30, 2001, among CONGOLEUM CORPORATION ("Congoleum Corp."), CONGOLEUM INTELLECTUAL PROPERTIES, INC. ("Intellectual"), CONGOLEUM FINANCIAL CORPORATION ("Financial"; Congoleum Corp., Intellectual and Financial shall be referred to collectively as "Borrowers") and FIRST UNION NATIONAL BANK ("Lender"). All terms capitalized but not defined herein shall have the meanings given to such terms in the Agreement (as such term is hereinafter defined).

                                BACKGROUND

      A. Congoleum Corp. and Lender entered into a certain Loan and Security Agreement dated as of December 18, 1998 pursuant to which Lender made available the revolving credit facility described therein (as amended by a certain Amendment to Loan and Security Agreement dated as of June 28, 2000, and as otherwise amended from time to time, the "Agreement"). Intellectual and Financial became Borrowers under and in accordance with the Agreement pursuant to a certain Joinder Agreement dated as of December 21, 1998.

      B. Borrowers have requested that Lender, among other things, amend certain financial covenants. Subject to the terms and conditions set forth herein, Lender is willing to amend the Agreement as set forth herein.

      NOW, THEREFORE, the parties agree as follows, intending to be legally bound.

1. Section 1.1 of the Agreement is hereby amended by amending the following definitions in Section 1.1 to read as follows:

      "Adjusted Base Rate" means, (A) from the Closing Date through the day immediately preceding the Second Amendment Closing Date, the Base Rate minus the Applicable Margin, and (B) from and after the Second Amendment Closing Date, the Prime Rate. The Adjusted Base Rate shall change simultaneously with each change in the Prime Rate.

      "Adjusted LIBOR" means, (A) from the Closing Date through the day immediately preceding the Second Amendment Closing Date, LIBOR plus the Applicable Margin, and (B) from and after the Second Amendment Closing Date, LIBOR plus 2.25%.

      "Borrowing Base" at any time means (without duplication) the sum of (A) 80% of Borrowers' Eligible Accounts at such time, plus (B) 40% of Borrowers' Eligible Inventory at such time, provided however that, Lender shall be permitted in its reasonable discretion to amend the foregoing definition of Borrowing Base.

      "Fixed Charge Coverage Ratio" means the ratio of (A) EBITDA to (B) Fixed Charges, all as calculated for Borrowers and their Subsidiaries on a Consolidated basis for the immediately preceding four fiscal quarters; provided, that, for the fiscal quarter ended June 30, 2001, all as calculated for the immediately preceding two fiscal quarters; provided, further, that, for the fiscal quarter ended September 30, 2001, all as calculated for the immediately preceding three fiscal quarters.

2. Section 1.1 of the Agreement is hereby amended by adding the following definition in Section 1.1 to read as follows:

      "Second Amendment Closing Date" means May 30, 2001.

3. Section 2.5(B) of the Agreement is hereby amended to read as follows:

            B) Commitment Fee. Borrowers shall pay to Lender a commitment fee (the "Commitment Fee") on the daily unused amount of the Credit Limit (without reference to the Borrowing Base) for each day from and including the Closing Date to and including the Termination Date. From and after the Closing Date through March 31, 2001, the rate per annum shall be equal to .20% of such unused amount. From and after April 1, 2001, the rate per annum shall be equal to .375% of such unused amount. The Commitment Fee shall be payable in arrears (1) on the last day of each quarter commencing on June 30, 2001, and the last day of each March, June, September and December thereafter, (2) on the date of any reduction of the Credit Limit (to the extent accrued and unpaid on the amount of such reduction) and (3) on the Termination Date.

4. Section 6.2(A) of the Agreement is hereby amended by adding the following new
Section 6.2(A)(9) immediately after Section 6.2(A)(8) and immediately before
Section 6.2(B):

                  (9) as soon as available, and in any event no later than twenty (20) days after the end of each calendar month, an unaudited Consolidated balance sheet of Borrowers and their Subsidiaries as of the close of each such calendar month together with related statements of operations, retained earnings and changes in financial position for such calendar month.

5. Section 6.2(C) of the Agreement is hereby amended to read as follows:

            (C) Each statement required to be delivered in accordance with
      Section 6.2(A)(1), (2) and (9) above shall be accompanied by a completed Compliance Certificate of the chief executive officer or chief financial officer of Congoleum in substantially the form of Exhibit 6.2 attached hereto.

6. Section 6.5(C) of the Agreement is hereby amended to read as follows:


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

            (C) From and after December 31, 2000, Borrowers will not permit Tangible Net Worth to be less than the amounts set forth below for the periods set forth below:

                  (1) From January 1, 2001 through March 31, 2001, Borrowers will not permit Tangible Net Worth to be less than $14,500,000.00.

                  (2) From and after April 1, 2001 through June 30, 2001,
            Borrowers will not permit Tangible Net Worth to be less than $15,500,000.00.

                  (3) From and after July 1, 2001 through September 30, 2001,
            Borrowers will not permit Tangible Net Worth to be less than $16,500,000.00.

                  (4) From and after October 1, 2001 through December 31, 2001,
            Borrowers will not permit Tangible Net Worth to be less than $17,000,000.00.

                  (5) As of March 31, 2002 and as of the end of each fiscal
            quarter thereafter, the required minimum Tangible Net Worth shall be adjusted so that Tangible Net Worth shall not be less than the sum of $16,500,000.00 plus 50% of the positive net income (but with no reduction for net losses) for the fiscal year ended December 31, 2001 and for each fiscal quarter thereafter.

7. Section 6.5(D) of the Agreement is hereby deleted in its entirety.

8. Section 6.6 of the Agreement is hereby amended to read as follows:

   SECTION 6.6 Fixed Charge Coverage Ratio. Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than the following as of the end of the fiscal quarters ending on the following dates or during the following periods:

                  Quarters Ending            Ratio
                  ---------------            -----
                  3/31/2001                  Not Measured
                  6/30/2001                  1.20:1.00
                  9/30/2001                  1.75:1.00
                  12/31/2001                 2.00:1.00
                  3/312002                   2.30:1.00
                  6/30/2002 and thereafter   2.50:1.00

9. Section 6.8 of the Agreement is hereby amended to read as follows:

      SECTION 6.8 Capital Expenditures. Borrowers' Capital Expenditures shall not


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

      exceed $10,000,000.00 in the fiscal year ending December 31, 2001 and $20,000,000 in any fiscal year ending thereafter.

10. Borrowers represent and warrant that:

      (A) The representations and warranties set forth in the Agreement and made a part hereof are true and correct as of the date hereof.

      (B) No Default or Event of Default has occurred or is continuing.

      (C) The Loan Documents continue in full force and effect and Borrowers have no charge, lien, claim or offset against the Lender, or defenses to enforcement of the Loan Documents.

11. The obligations of the Lender hereunder and the effectiveness of this Amendment are subject to the satisfaction of each of the following conditions precedent::

      (A) Documents. Borrowers shall have delivered or caused to be delivered the following documents:

            (1) this Agreement duly executed by each intended party hereto; and

            (2) such other documents as the Lender may reasonably require

      (B) Payment of Other Fees and Costs. Borrowers shall pay all costs and out-of-pocket expenses (including, without limitation, reasonable attorneys' fees and costs) of Lender in connection with the Agreement (including without limitation this Amendment), and the transactions contemplated thereby, which includes, among other things, the preparation, review and negotiation of this Amendment, and all costs and expenses incurred in connection with the above.

12. Borrowers hereby reaffirm their obligations to Lender under the Agreement.

13. The parties agree that except as expressly amended hereby, the Agreement shall remain in full force and effect; and that the collateral granted therein or in connection therewith shall continue to secure the Liabilities as therein stated.

14. Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Agreement, nor constitute a waiver of any Default or Event of Default or any provision of the Agreement.

15. This within Amendment shall be construed and enforced in accordance with the laws of the State of New Jersey.


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

16. This Amendment may be signed in one or more counterparts which, when taken together, shall constitute one and the same document.

17. This Amendment contains all of the modifications to the Agreement. No further modifications shall be deemed effective, unless in writing executed by the parties hereto.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


CONGOLEUM CORPORATION                        CONGOLEUM INTELLECTUAL
                                             PROPERTIES, INC.

By:                                          By:
   ----------------------------                 ----------------------------
   Howard N. Feist III                          Name:
   Sr. Vice President - Finance                 Title:


CONGOLEUM FINANCIAL                          FIRST UNION NATIONAL BANK
CORPORATION

By:                                          By:
   ----------------------------                 ----------------------------
     Name:                                                         Name:
     Title:                                                        Title: